February 2017 Pricing Sheet dated February 6, 2017 relating to Preliminary Terms No. 1,323 dated February 2, 2017 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger PLUS Based on the Value of the EURO STOXX 50® Index due May 10, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – February 6, 2017
Issuer:	Morgan Stanley
Maturity date:	May 10, 2018
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$8,291,000
Payment at maturity per Trigger PLUS:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:

$10

If the final index value is less than the trigger level:

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 15%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	3,238.31, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	2,752.564, which is approximately 85% of the initial index value
Valuation date:	May 7, 2018, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	$12.06 per Trigger PLUS (120.60% of the stated principal amount)
Leverage factor:	200%
Index performance factor:	Final index value divided by the initial index value
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	February 6, 2017
Original issue date:	February 9, 2017 (3 business days after the pricing date)
CUSIP:	61766A632
ISIN:	US61766A6322
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.734 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$10	$0.175(1)
		$0.05(2)	$9.775
Total	$8,291,000	$186,547.50	$8,104,452.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,323 dated February 2, 2017

Product Supplement for PLUS dated February 29, 2016                    Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.